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                                                                    EXHIBIT 10.4


                                INGRAM MICRO INC.
                          2001 EXECUTIVE RETENTION PLAN

                                 AWARD AGREEMENT

     This Award Agreement sets forth the terms and conditions of an Award granted pursuant to the Ingram Micro Inc. 2001 Executive Retention Plan (the "Plan") to Gregory M.E. Spierkel ("Participant"). Capitalized terms not otherwise defined in this Award Agreement shall have the meanings provided in the Plan.

     SECTION 1. DATE OF AWARD. The date of the Award is April 10, 2001.

     SECTION 2. REQUIRED PERFORMANCE.

     (a) In the event that Participant is employed by Ingram or one of its Affiliates on March 1, 2006, and has been continuously employed by Ingram and or one or more of its Affiliates throughout such period, Participant shall be entitled to a lump sum cash retention payment in the amount specified in Section 3 below.

     (b) Participant shall not be entitled to receive any payment under this Award Agreement if his employment with Ingram and its Affiliates terminates at any time prior to March 1, 2006 as a result of Participant's resignation for any reason other than his Disability.

     (c) Participant shall not be entitled to receive any payment under this Award Agreement if his employment with Ingram or any of its Affiliates is terminated by Ingram or any of its Affiliates at any time prior to March 1, 2006 for: (1) Cause, or (2) Participant's refusal to accept a transfer of his principal office location to Ingram's then corporate headquarters or any of its then regional headquarters.

     (d) Unless payment is precluded as specified under Sections 2(b) or (c) above, if Participant's employment with Ingram and its Affiliates is terminated prior to March 1, 2006 and such termination is: (1) initiated by Ingram or any of its Affiliates, or (2) the result of Participant's death or Disability, Participant shall be entitled to receive a prorated portion of the target payment amount specified in Section 3 below calculated by multiplying such target payment by a fraction, the numerator of which is the number of days elapsed from and including the date of the Award and ending on the date of such termination and the denominator of which is 1,786. A change in Participant's duties or a change in Participant's employer to another entity among Ingram and its Affiliates shall not be deemed a termination of employment initiated by Ingram or any of its Affiliates.

     (e) As used herein, the term "Cause" means the occurrence of any one or more of the following:

          (1) A demonstrably willful and deliberate act by Participant (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of Ingram, and which act or inaction is not remedied within 15 business days of written notice from Ingram,



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          (2) Participant's gross negligence in the performance of Participant's employment duties with Ingram or any of its Affiliates, or

          (3) Participant's conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude.

    Notwithstanding the foregoing, Participant shall not be deemed to have been terminated for the reason set forth in clause (1) or (2) of this definition unless and until there shall have been delivered to Participant a copy of a resolution duly adopted by the affirmative vote (which cannot be delegated) of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (and after reasonable notice to Participant and an opportunity for Participant, together with Participant's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Participant is guilty of conduct set forth above in such clauses
(1) or (2) of this definition and specifying the particulars thereof in detail.

    SECTION 3. TARGET PAYMENT. The target payment is Two Million Five Hundred Thousand Dollars (U.S.$2,500,000).

    SECTION 4. AMENDMENTS. This Award may be amended as provided in the Plan.

    SECTION 5. PLAN. This Award is subject to all the terms of the Plan, a copy of which has been received by Participant.

    SECTION 6. ACKNOWLEDGEMENTS.

    (a) GENERAL. By accepting the grant of the Award evidenced hereby, Participant acknowledges that: (1) the Plan is discretionary in nature and may be amended, suspended or terminated by Ingram at any time, (2) the grant of the Award is a one-time benefit which does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, (3) all determinations with respect to any such future Awards, including, but not limited to, the times when Awards shall be granted and the terms thereof, will be at the sole discretion of Ingram, (4) Participant's participation in the Plan shall not create a right to further employment with Ingram or any of its Affiliates and shall not interfere with the ability of Ingram or any of its Affiliates to change the terms of Participant's employment or the nature or responsibilities of his position, or terminate Participant's employment relationship at any time with or without cause, (5) Participant's participation in the Plan is voluntary,
(6) the value of the Award is an extraordinary item of compensation which is outside the scope of Participant's employment contract, if any, and (7) the Award is not part of normal or expected compensation for purposes of calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

    (b) TAX REPORTING AND PAYMENT LIABILITY. Ingram will review from time to time its requirements and obligations regarding tax, social insurance and any other payroll tax ("TAX-RELATED ITEMS") withholding and reporting in connection with the Award. These requirements may change from time to time as laws or interpretations change. Regardless of Ingram's actions in this regard, Participant hereby acknowledges and agrees that the ultimate liability for any and all tax-related items is and remains his responsibility and liability and that Ingram: (1) makes no representations or undertakings regarding treatment of any tax-related items in connection with any aspect of his participation in the Plan, and (2) has no obligation to structure the terms of the Award or any aspect of his participation in the Plan to reduce or eliminate his liability regarding tax-related items.



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    (c) DATA PRIVACY CONSENT. As a condition of the grant of the Award,
Participant consents to the collection, use, processing and transfer of personal data as described in this paragraph. Participant understands that Ingram and its Affiliates hold certain personal information about him, including his name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares of Ingram stock or Ingram directorships held, details of all options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in his favor, for the purpose of managing and administering the Plan ("DATA"). Participant further understands that Ingram and/or its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of his participation in the Plan, and that Ingram and/or any of its Affiliates may each further transfer Data to any third parties assisting Ingram in the implementation, administration and management of the Plan. Participant understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United States. Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant's participation in the Plan. Participant understands that he may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting his local Human Resources Department representative. Withdrawal of consent may, however, affect his ability to realize benefits from the Award.

    SECTION 7. GENERAL.

    (a) NOTICES. Any notice required to be delivered hereunder shall be in writing and shall be addressed if to Ingram, to:

          Ingram Micro Inc.
          1600 East St. Andrew Place
          Santa Ana, California 92705

          Attn: General Counsel
          Fax: (714) 566-9370

    if to Participant, to Participant's last known address as reflected in Ingram's books and records or such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

    (b) LEGAL FEES AND EXPENSES. Ingram shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are reasonably incurred by Participant as a result of (1) Ingram's improper refusal to pay the amounts payable in accordance herewith, (2) Ingram contesting the validity, enforceability, or interpretation of this Agreement, (3) any conflict between the parties pertaining to this Agreement, or (4) Participant's pursuing in good faith any claim under Section 7 (i) hereof.



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    (c) ARBITRATION. Participant shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Participant within 50 miles from the location of Participant's principal place of employment with Ingram, in accordance with the rules of the American Arbitration Association then in effect. Participant's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on Ingram and Participant. Judgement may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration shall be borne by Ingram to the extent they would have been borne by Ingram as provided in Section 7(b) hereof if such dispute or controversy had been resolved by litigation.

    (d) UNFUNDED AGREEMENT. The obligations of Ingram under this Agreement represent an unsecured, unfunded promise to pay benefits to Participant and/or Participant's beneficiaries, and shall not entitle Participant or such beneficiaries to a preferential claim to any asset of Ingram.

    (e) NO SET-OFF. Ingram's obligations to make all payments and honor all commitments under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Ingram or any Affiliate may have against Participant.

    (f) ENTIRE AGREEMENT. This Agreement represents the entire agreement between the Participant and Ingram and its Affiliates with respect to the Award, and supersedes all prior discussions, negotiations, and agreements concerning such rights.

    (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

    (h) COUNTERPARTS. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

    (i) CLAIM REVIEW PROCEDURE. If Participant is denied benefits under this Agreement, Participant may request, in writing, a review of the denial by Ingram or its designee within 60 days of receiving written notice of the denial. Ingram shall respond in writing to a written request for review within 90 days of receipt of such request. Neither the claim procedure set forth in this Section 7(i) nor Participant's failure to adhere to such procedure shall derogate from Participant's right to enforce this Agreement through legal action, including arbitration as provided in Section 7(c).


PARTICIPANT                                INGRAM MICRO INC.

/s/ GREGORY M.E. SPIERKEL                   By:  /s/ MICHAEL J. GRAINGER
-------------------------------                 --------------------------------
                                            Title: President, Chief Operating
                                                   Officer and Chief Financial
                                                   Officer


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